CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2016	$6,177,000	$842.54

April 2013 Pricing Supplement No. 730 Registration Statement No. 333-178081 Dated April 25, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS Opportunities in U.S. Equities
PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due April 29, 2016
Performance Leveraged Upside SecuritiesSM
The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 50% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  The payment at maturity on the PLUS will be based on the value of the worst performing of the S&P 500® Index and the Russell 2000® Index.  At maturity, if both underlying indices have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the worst performing underlying index, subject to the maximum payment at maturity.  However, if either underlying index has depreciated in value, investors will lose 0.5% for every 1% decline in the worst performing underlying index from its initial index value, subject to the minimum payment at maturity.  Investors may lose up to 50% of the stated principal amount of the PLUS.  Because the payment at maturity of the PLUS is based on the worst performing of the underlying indices, a decline in either underlying index from its respective initial value will result in a loss, and potentially a significant loss, of your investment, even if the other underlying index has appreciated or has not declined as much. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the worst performing underlying index, and the downside factor, which reduces the effect of any negative performance of the worst performing underlying index.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	April 29, 2016
Underlying indices:	S&P 500® Index (the “SPX Index”) and the RTY 2000® Index (the “RTY Index”)
Aggregate principal amount:	$6,177,000
Payment at maturity:	If the final index value of each underlying index is greater than its respective initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value of either underlying index is less than or equal to its respective initial index value,
$1,000 × [(index percent change of the worst performing underlying index × downside factor) +1]
This amount will be less than or equal to the stated principal amount of $1,000. However, under no circumstances will the PLUS pay less than $500 per PLUS at maturity.
Leveraged upside payment:	$1,000 × leverage factor × index percent change of the worst performing underlying index
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Worst performing underlying index:	The underlying index with the lesser index percentage change
Initial index value:
With respect to the SPX Index, 1,585.16, which is the index closing value of such index on the pricing date
With respect to the RTY Index, 940.28, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	April 26, 2016, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:	150%
Downside factor:	0.5
Maximum payment at maturity:	$1,380 per PLUS (138% of the stated principal amount)
Minimum payment at maturity:	$500 per PLUS (50% of the stated principal amount)
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	April 25, 2013
Original issue date:	April 30, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61761J FG9 / US61761JFG94
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per PLUS	$1,000	$25	$975
Total	$6,177,000	$154,425	$6,022,575
(1)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $25 for each PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the PLUS” at the end of this document.

Product Supplement for PLUS dated August 17, 2012	Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due April 29, 2016
Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due April 29, 2016 (the “PLUS”) can be used:

▪	To gain exposure to U.S. equity indices, subject to the maximum payment at maturity

▪	To potentially outperform the worst performing of the S&P 500® Index and the Russell 2000® by taking advantage of the leverage factor, subject to the maximum payment at maturity

▪	To provide limited protection against loss by taking advantage of the downside factor

The PLUS are exposed to the negative performance of the worst performing underlying index.  Investors will lose 0.5% for every 1% decline in the worst performing underlying index from its initial value, subject to the minimum payment at maturity of $500 per PLUS.

Maturity:	Approximately 3 years
Leverage factor:	150%
Downside factor:	0.5
Maximum payment at maturity:	$1,380 per PLUS (138% of the stated principal amount)
Minimum payment at maturity:	$500. Investors may lose up to 50% of the stated principal amount of the PLUS.
Coupon:	None

Key Investment Rationale

PLUS offer leveraged exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index.  At maturity, if both underlying indices have appreciated in value, investors will receive the stated principal amount of their investment plus 150% of the upside performance of the worst performing underlying index, subject to the maximum payment at maturity of $1,380 per PLUS.  However, if either underlying index has depreciated in value, investors will lose 0.5% for every 1% decline in the worst performing underlying index from its initial index value, subject to the minimum payment at maturity of $500 per PLUS.  Investors may lose up to 50% of the stated principal amount of the PLUS.

Leveraged Performance
The PLUS offer investors an opportunity to receive 150% of the positive return of the worst performing of the underlying indices if both underlying indices have appreciated in value, subject to the maximum payment at maturity.

Upside Scenario
Both underlying indices increase in value and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 150% of the index percent change of the worst performing underlying index, subject to the maximum payment at maturity of $1,380 per PLUS (138% of the stated principal amount).

Downside Scenario
Either underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount, reflecting a loss of 0.5% for every 1% decline in the worst performing underlying index from its initial index value, subject to the minimum payment at maturity of $500 per PLUS.

Because the payment at maturity of the PLUS is based on the worst performing of the underlying indices, a decline in either underlying index from its respective initial index value will result in a loss, and potentially a significant loss, of your investment, even if the other underlying index has appreciated or has not declined as much.

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PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due April 29, 2016
Performance Leveraged Upside SecuritiesSM

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the PLUS.  The following examples are for illustrative purposes only.  The actual initial index values for each underlying index are set forth on the cover of this document.  The payment at maturity on the PLUS is subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	150%
Downside factor:	0.5
Maximum payment at maturity:	$1,380 per PLUS (138% of the stated principal amount).
Hypothetical Initial Index Value:	With respect to the SPX Index: 1,600 With respect to the RTY Index: 900

EXAMPLE 1: Both underlying indices appreciate as of the valuation date, and investors receive the stated principal amount plus the leveraged upside payment, calculated based on the index percent change of the worst performing underlying index.

Final index value		SPX Index: 1,760
RTY Index: 1,260
Index percent change		SPX Index: (1,760 – 1,600)/ 1,600 = 10% RTY Index: (1,260 – 900) / 900 = 40%
Payment at maturity	=	$1,000 + leveraged upside payment, subject to the maximum payment at maturity of $1,380
	=	$1,000 + ($1,000 × leverage factor × index percent change of the worst performing underlying index), subject to the maximum payment at maturity of $1,380
	=	$1,000 + ($1,000 × 1.5 × 10%), subject to the maximum payment at maturity of $1,380
	=	$1,150

In example 1, the final index values of both the SPX Index and RTY Index are greater than their initial index values.  The SPX Index has appreciated by 10% while the RTY Index has appreciated by 40%.  Therefore, investors receive at maturity the stated principal amount plus 150% of the appreciation of the worst performing underlying index,  which is the SPX Index in this example, subject to the maximum payment at maturity.  Investors receive $1,150 per PLUS at maturity.

EXAMPLE 2: Both underlying indices appreciate as of the valuation date, and investors receive the maximum payment at maturity.

Final index value	SPX Index: 2,080
RTY Index: 1,260
Index percent change	SPX Index: (2,080 – 1,600)/ 1,600 = 30% RTY Index: (1,260 – 900) / 900 = 40%
Payment at maturity	=	$1,000 + leveraged upside payment, subject to the maximum payment at maturity of $1,380

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PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due April 29, 2016
Performance Leveraged Upside SecuritiesSM

=	$1,000 + ($1,000 × leverage factor × index percent change of the worst performing underlying index), subject to the maximum payment at maturity of $1,380
=	$1,000 + ($1,000 × 1.5 × 30%), subject to the maximum payment at maturity of $1,380
=	$1,380

In example 2, the final index values of both the SPX Index and RTY Index are greater than their initial index values.  The SPX index has appreciated by 30% while the RTY Index has appreciated by 40%.  Because the leveraged upside payment, based on the index percent change of the worst performing underlying index (which is the SPX Index in this case), would result in a payment at maturity greater than the maximum payment at maturity of $1,380, investors receive only the maximum payment at maturity of $1,380.

EXAMPLE 3: One underlying index appreciates while the other declines as of the valuation date, and investors are exposed to the decline in the worst performing underlying index from its initial index value.

Final index value		SPX Index: 2,080
RTY Index: 720
Index percent change		SPX Index: (2,080 – 1,600)/ 1,600 = 30% RTY Index: (720 – 900) / 900 = -20%
Payment at maturity	=	$1,000 × [(index percent change of the worst performing underlying index × downside factor) + 1]
	=	$1,000 × [(-20% × 0.5) +1]
	=	$900

In example 3, the final index value of the RTY Index is less than its initial index value while the final index value of the SPX Index is greater than its initial index value.  The RTY index has declined by 20% while the SPX Index has appreciated by 30%.  Therefore, investors are exposed to the negative performance of the RTY Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $900.  Investors lose 0.5% of the stated principal amount for every 1% decline in the RTY Index from its initial index value, even though the SPX Index has appreciated from its initial index value.

EXAMPLE 4: Both underlying indices decline as of the valuation date, and investors are exposed to the decline in the worst performing underlying index from its initial index value.

Final index value		SPX Index: 480
RTY Index: 720
Index percent change		SPX Index: (480 – 1,600)/ 1,600 = -70% RTY Index: (360 – 900) / 900 = -60%
Payment at maturity	=	$1,000 × [(index percent change of the worst performing underlying index × downside factor) + 1]
	=	$1,000 × [(-70% × 0.5) +1]
	=	$650

In example 4, the final index values of both the SPX Index and the RTY Index are less than their respective initial index values.  The SPX index has declined by 70% while the RTY Index has declined by 60%.  Therefore, investors are exposed

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Performance Leveraged Upside SecuritiesSM

to the negative performance of the SPX Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $650.

Because the payment at maturity of the PLUS is based on the worst performing of the underlying indices, a decline in either underlying index from its respective initial index value will result in a loss, and potentially a significant loss, of your investment, even if the other underlying index has appreciated or has not declined as much.

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PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due April 29, 2016
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
PLUS do not pay interest and provide a minimum payment at maturity of only 50% of your principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and provide a minimum payment at maturity of only 50% of the stated principal amount of the PLUS, subject to the credit risk of Morgan Stanley.  If the final index value of either underlying index is less than its initial index value, investors will lose 0.5% for every 1% decline in the worst performing underlying index from its initial index value.  You could lose up to 50% of your initial investment.

▪
You are exposed to the price risk of both underlying indices.  Your return on the PLUS it not linked to a basket consisting of both underlying indices.  Rather, it will be based upon the independent performance of each underlying index.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices.  Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index.  If either underlying index declines to below its respective initial index value as of the valuation date, you will be exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying index has appreciated or has not declined as much.  Accordingly, your investment is subject to the price risk of both underlying indices.

▪
Because the PLUS are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the PLUS were linked to just one underlying index.  The risk that you will suffer a loss on your investment is greater if you invest in the PLUS as opposed to substantially similar securities that are linked to just the performance of one underlying index.  With two underlying indices, it is more likely that either underlying index will decline to below its initial index value as of the valuation date, than if the PLUS were linked to only one underlying index.  Therefore it is more likely that you will suffer a loss on your investment.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,380 per PLUS, or 138% of the stated principal amount.  Although the leverage factor provides 150% exposure to any increase in the value of the worst performing underlying index as of the valuation date above its initial index value, because the payment at maturity will be limited to 138% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value of the worst performing underlying index by more than approximately 25.33% will not further increase the return on the PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  The levels of the underlying indices may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “S&P 500® Index Overview” and “Russell 2000® Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in

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Performance Leveraged Upside SecuritiesSM

Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
The PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the PLUS are linked to the value of small-capitalization companies.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The amount payable on the PLUS is not linked to the values of the underlying indices at any time other than the valuation date.  The final index value of each underlying index will be based on the index closing value of such index on the valuation date, subject to adjustment for non-index business days and certain market disruption events.  Even if both underlying indices appreciate prior to the valuation date but the value of either underlying index drops by the valuation date to below its initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop.  Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the PLUS may be higher than their respective final index values, the payment at maturity will be based solely on the index closing values on the valuation date.

▪
Investing in the PLUS is not equivalent to investing in either underlying index.  Investing in the PLUS is not equivalent to investing in either underlying index or the component stocks of either underlying index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪
Adjustments to the underlying indices could adversely affect the value of the PLUS.  The publisher of either underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes that could change the value of such underlying index. The publisher of either underlying index may discontinue or suspend calculation or publication of such underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide

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Performance Leveraged Upside SecuritiesSM

enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the PLUS (and possibly to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices.  Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of either underlying index and, therefore, could have increased the value at which such underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS (depending also on the performance of the other underlying index).  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of either underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying index).

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, MS & Co. has determined the initial index values, will determine the final index values and will calculate the amount of cash you receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of an underlying index, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, the PLUS could be treated as debt instruments for U.S. federal income tax purposes. In such case, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  Because the PLUS provide for the return at maturity of a substantial portion of a holder’s original investment, the risk that the PLUS would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible

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Performance Leveraged Upside SecuritiesSM

alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Performance Leveraged Upside SecuritiesSM

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on April 25, 2013:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,585.16
52 Weeks Ago:	1,390.69
52 Week High (on 4/11/2013):	1,593.37
52 Week Low (on 6/1/2012):	1,278.04

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2008 through April 25, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period.  The closing value of the SPX Index on April 25, 2013 was 1,585.16.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SPX index has at times experienced periods of high volatility, and you should not take the historical values of the SPX index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2008 to April 25, 2013

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Performance Leveraged Upside SecuritiesSM

S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter (through April 25, 2013)	1,593.37	1,541.61	1,585.16

License Agreement between S&P and Morgan Stanley

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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Performance Leveraged Upside SecuritiesSM

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on April 25, 2013:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	940.28
52 Weeks Ago:	812.12
52 Week High (on 3/14/2013):	953.07
52 Week Low (on 6/4/2012):	737.24

The following graph sets forth the daily closing values of the RTY index for the period from January 1, 2008 through April 25, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY index for each quarter in the same period.  The closing value of the underlying index on April 25, 2013 was 940.28.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The RTY index has at times experienced periods of high volatility, and you should not take the historical values of the RTY index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2008 to April 25, 2013

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Performance Leveraged Upside SecuritiesSM

Russell 2000® Index	High	Low	Period End
2008
First Quarter	766.03	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	740.92	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter (through April 25, 2013)	947.05	901.51	940.28

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Performance Leveraged Upside SecuritiesSM

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publishers:	With respect to the SPX Index, Standard & Poor’s Financial Services LLC With respect to the RTY Index, Russell Investments
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If the scheduled valuation date is not an index business day with respect to either underlying index or if a market disruption event occurs with respect to either underlying index on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the second business day following the latest valuation date as postponed with respect to either underlying index.

Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a PLUS for U.S. federal income tax purposes as a single financial contract that is an “open transaction.”  In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, this treatment of the PLUS is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which

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the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in stocks of the underlying indices and in futures and/or options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets.  Such purchase activity could have increased the value of either underlying index on the pricing date, and therefore could have increased the value at which such underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS (depending also on the performance of the other underlying index).  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of either underlying index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity (depending also on the performance of the other underlying index).  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

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Performance Leveraged Upside SecuritiesSM

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Code Section 4975 for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that

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Performance Leveraged Upside SecuritiesSM

either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments.  The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS.  The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the

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Performance Leveraged Upside SecuritiesSM

investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $25 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other

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documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.
You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011
Terms used in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

April 2013	Page 19